Exhibit 4.15

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of March 8, 2007, by and between UNITED COMMUNITY BANKS, INC., a Georgia corporation, having its principal office at 63 Highway 515, Blairsville, Georgia 30514 (“United”), and WILMINGTON TRUST COMPANY, as Trustee, having its principal office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890 (the “Trustee”).

WHEREAS, Southern Bancorp, Inc., a Georgia corporation (“SBC”) and the Trustee entered into an Indenture dated as of March 9, 2004 (the “Indenture”), pursuant to which the Floating Rate Junior Subordinated Debt Securities due March 31, 2034 (the “Securities”) have been issued by SBC; and

WHEREAS, on the date of this Supplemental Indenture, SBC has been merged with and into United, with United being the surviving corporation (the “Merger”), whereupon the separate corporate existence of SBC has ceased; and

WHEREAS, Section 8.1 of the Indenture requires that United expressly assume, by a supplemental indenture executed and delivered to the Trustee by United, the due and punctual payment of the principal of (and premium, if any), interest (including Additional Interest, if any) and Additional Sums, if any, on all of the Securities in accordance with their terms, and the performance of every covenant of the Indenture on the part of SBC to be performed or observed; and

WHEREAS, Section 9.1(1) of the Indenture authorizes, without the consent of any Holders, the execution of a supplemental indenture to evidence the succession of another Person to SBC, and the assumption by any such successor of the covenants of SBC and in the Securities under the Indenture; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

NOW, THEREFORE, in compliance with Section 8.1 of the Indenture, and in consideration of the covenants contained herein and intending to be legally bound hereby, United and the Trustee, for the benefit of the Holders, agree as follows:

1.    Assumption of Payment and Performance. United hereby expressly assumes the due and punctual payment of the principal of (and premium, if any), interest (including Additional Interest, if any) and Additional Sums, if any, on all of the Securities in accordance with their terms, and the performance of every covenant of the Indenture on the part of SBC to be performed or observed.

2.     Effect of Supplemental Indenture. Upon the execution of this Supplemental Indenture, (i) the Indenture has been and hereby is modified in accordance herewith; (ii) this Supplemental Indenture forms a part of the Indenture for all purposes; (iii) except as modified and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect; (iv) the Securities shall continue to be governed by the Indenture; and (v) every Holder heretofore or hereafter under the Indenture shall be bound by this Supplemental Indenture.

3.    Notation on Securities. Securities authenticated and delivered on or after the date hereof shall bear the following notation, which may be printed or typewritten thereon:

“Effective September 5, 2006, Southern Bancorp, Inc., a Georgia corporation (“SBC”), was merged with and into United Community Banks, Inc., a Georgia corporation (“United”). Pursuant to the First Supplemental Indenture, dated as of March 8, 2007, United has assumed the obligations of SBC and the performance of every covenant and condition of the Indenture on the part of SBC to be performed or observed.”

If United shall so determine, new Securities so modified as to conform to the Indenture as hereby supplemented, in form satisfactory to the Trustee, may at any time hereafter be prepared and executed by United and authenticated and delivered by the Trustee or the Authenticating Agent in exchange for the Securities then outstanding, and thereafter the notation herein provided shall no longer be required. Anything herein or in the Indenture to the contrary notwithstanding, the failure to affix the notation herein provided as to any Security or to exchange any Security for a new Security modified as herein provided shall not affect any of the rights of the holder of such Security.

4.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by United.

5.    Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

6.    Successors and Assigns. This Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and the holders of any Securities then outstanding.

7.    Headings. The headings used in this Supplemental Indenture are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Supplemental Indenture.

8.    Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

UNITED COMMUNITY BANKS, INC.

By: /s/ Thomas C. Gilliland
       Thomas C. Gilliland
       Executive Vice President

WILMINGTON TRUST COMPANY, as Trustee,
and not in its individual capacity

By: /s/ Michael G. Oller, Jr.
       Michael G. Oller, Jr.
       Senior Financial Services Officer

[Signature Page for First Supplemental Indenture]